Exhibit 99.1

News Release

Nucor Reports Results for the First Quarter of 2024

First Quarter of 2024 Highlights

•	Net earnings attributable to Nucor stockholders of $844.8 million, or $3.46 per diluted share.

•	Net sales of $8.14 billion.

•	Net earnings before noncontrolling interests of $959.0 million; EBITDA of $1.50 billion.

CHARLOTTE, N.C. – April 22, 2024 - Nucor Corporation (NYSE: NUE) today announced consolidated net earnings attributable to Nucor stockholders of $844.8 million, or $3.46 per diluted share, for the first quarter of 2024. By comparison, Nucor reported consolidated net earnings attributable to Nucor stockholders of $785.4 million, or $3.16 per diluted share, for the fourth quarter of 2023 and $1.14 billion, or $4.45 per diluted share, for the first quarter of 2023.

“Nucor’s performance continues to be strong even as steel market conditions have come off their post-pandemic record highs,” said Leon Topalian, Nucor’s Chair, President, and Chief Executive Officer. “We also took several bold steps to advance our growth, sustainability, and commercial strategies during the first quarter. We broadened our capabilities in the rapidly growing data center market, announced new partnerships to supply our customers with low carbon steel and accelerate the development of cleaner forms of energy, and introduced the Nucor Consumer Spot Price for our hot-rolled coil products to provide our customers with more timely and transparent information.”

Selected Segment Data

Earnings (loss) before income taxes and noncontrolling interests by segment for the first quarter of 2024 and 2023 were as follows (in thousands):

	Three Months (13 Weeks) Ended
	March 30, 2024	April 1, 2023
Steel mills	$1,102,251	$838,388
Steel products	511,559	970,802
Raw materials	9,581	58,140
Corporate/eliminations	(398,050)	(270,546)

	$1,225,341	$1,596,784

Financial Review

Nucor’s consolidated net sales were $8.14 billion in the first quarter of 2024, a 6% increase compared to $7.70 billion in the fourth quarter of 2023 and a 7% decrease compared to $8.71 billion in the first quarter of 2023. Average sales price per ton in the first quarter of 2024 increased 1% compared to the fourth quarter of 2023 and decreased 3% compared to the first quarter of 2023. A total of 6,224,000 tons were shipped to outside customers in the first quarter of 2024, an increase of 5% compared to the fourth quarter of 2023 and a

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

decrease of 3% compared to the first quarter of 2023. Total steel mill shipments in the first quarter of 2024 increased 7% compared to the fourth quarter of 2023 and decreased 2% compared to the first quarter of 2023. Steel mill shipments to internal customers represented 21% of total steel mill shipments in the first quarter of 2024, compared to 20% in the fourth quarter of 2023 and the first quarter of 2023. Downstream steel product shipments to outside customers in the first quarter of 2024 decreased 5% from the fourth quarter of 2023 and decreased 15% from the first quarter of 2023.

The average scrap and scrap substitute cost per gross ton used in the first quarter of 2024 was $421, a 6% increase compared to $397 in the fourth quarter of 2023 and a 2% increase compared to $414 in the first quarter of 2023.

Pre-operating and start-up costs related to the Company’s growth projects were approximately $125 million, or $0.39 per diluted share, in the first quarter of 2024, compared with approximately $127 million, or $0.39 per diluted share, in the fourth quarter of 2023 and approximately $82 million, or $0.24 per diluted share, in the first quarter of 2023.

Overall operating rates at the Company’s steel mills increased to 82% in the first quarter of 2024 compared to 74% in the fourth quarter of 2023 and 79% in the first quarter of 2023.

Financial Strength

At the end of the first quarter of 2024, we had $5.54 billion in cash and cash equivalents, short-term investments and restricted cash and cash equivalents on hand. The Company’s $1.75 billion revolving credit facility remains undrawn and does not expire until November 2026. Nucor continues to have the strongest credit rating in the North American steel sector (A-/A-/Baa1) with stable outlooks at Standard & Poor’s, Fitch Ratings and Moody’s.

Commitment to Returning Capital to Stockholders

During the first quarter of 2024, Nucor repurchased approximately 5.5 million shares of its common stock at an average price of $180.79 per share. As of March 30, 2024, Nucor had approximately $2.32 billion remaining authorized and available for repurchases under its share repurchase program. This share repurchase authorization is discretionary and has no scheduled expiration date.

On February 20, 2024, Nucor’s Board of Directors declared a cash dividend of $0.54 per share. This cash dividend is payable on May 10, 2024 to stockholders of record as of March 28, 2024 and is Nucor’s 204th consecutive quarterly cash dividend.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

First Quarter of 2024 Analysis

Steel mills segment earnings in the first quarter of 2024 increased from the fourth quarter of 2023, primarily due to higher average selling prices and increased volumes, particularly at our sheet mills. Earnings in the steel products segment decreased in the first quarter of 2024 as compared to the fourth quarter of 2023 due to lower average selling prices and decreased volumes. Earnings in the raw materials segment increased in the first quarter of 2024 as compared to the fourth quarter of 2023.

Second Quarter of 2024 Outlook

We expect earnings in the second quarter of 2024 to decrease compared to the first quarter of 2024. The largest driver for the expected decrease in earnings in the second quarter of 2024 is the decreased earnings of the steel mills segment, primarily due to lower average selling prices partially offset by modestly increased volumes. The steel products segment is expected to have moderately decreased earnings in the second quarter of 2024 as compared to the first quarter of 2024 due to lower average selling prices, partially offset by increased volumes. Earnings in the raw materials segment are expected to be higher in the second quarter of 2024 as compared to the first quarter of 2024 due to the increased profitability of our direct reduced iron facilities and scrap processing operations.

Earnings Conference Call

You are invited to listen to the live broadcast of Nucor’s conference call during which management will discuss Nucor’s first quarter results on April 23, 2024 at 10:00 a.m. Eastern Time. The call can be accessed via webcast from the Investor Relations section of Nucor’s website (nucor.com/investors). A presentation with supplemental information to accompany the call has been posted to Nucor’s Investor Relations website. A playback of the webcast will be posted to the same site within one day of the live event.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Non-GAAP Financial Measures

The Company uses certain non-GAAP (Generally Accepted Accounting Principles) financial measures in this news release, including EBITDA. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable financial measure calculated and presented in accordance with GAAP.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

We define EBITDA as net earnings before noncontrolling interests, adding back the following items: interest (income) expense, net; provision for income taxes; depreciation; and amortization. Please note that other companies might define their non-GAAP financial measures differently than we do.

Management presents the non-GAAP financial measure of EBITDA in this news release because it considers it to be an important supplemental measure of performance. Management believes that this non-GAAP financial measure provides additional insight for analysts and investors evaluating the Company’s financial and operational performance by providing a consistent basis of comparison across periods.

Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties which we expect will or may occur in the future and may impact our business, financial condition and results of operations. The words “anticipate,” “believe,” “expect,” “intend,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including pressure from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to general market conditions, and in particular, prevailing market steel prices and changes in the supply and cost of raw materials, including pig iron, iron ore and scrap steel; (4) the availability and cost of electricity and natural gas, which could negatively affect our cost of steel production or result in a delay or cancellation of existing or future drilling within our natural gas drilling programs; (5) critical equipment failures and business interruptions; (6) market demand for steel products, which, in the case of many of our products, is driven by the level of nonresidential construction activity in the United States; (7) impairment in the recorded value of inventory, equity investments, fixed assets, goodwill or other long-lived assets; (8) uncertainties and volatility surrounding the global economy, including excess world capacity for steel production, inflation and interest rate changes; (9) fluctuations in currency conversion rates; (10) significant changes in laws or government regulations affecting environmental compliance, including legislation and regulations that result in greater regulation of greenhouse gas emissions that could increase our energy costs, capital expenditures and operating costs or cause one or more of our permits to be revoked or make it more difficult to obtain permit modifications; (11) the cyclical nature of the steel industry; (12)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

capital investments and their impact on our performance; (13) our safety performance; (14) our ability to integrate businesses we acquire; and (15) any pandemic or public health situation. These and other factors are discussed in Nucor’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of Nucor’s Annual Report on Form 10-K for the year ended December 31, 2023. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them, except as may be required by applicable law.

Contact Information

For Investor/Analyst Inquiries - Jack Sullivan, 704-264-8942, or Paul Donnelly, 704-264-8807

For Media Inquiries - Katherine Miller, 704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

Tonnage Data

(In thousands)

	Three Months (13 Weeks) Ended
	March 30, 2024	April 1, 2023	Percent Change
Steel mills total shipments:
Sheet	2,974	2,819	5%
Bars	1,912	2,169	-12%
Structural	550	536	3%
Plate	412	454	-9%
Other	42	57	-26%

	5,890	6,035	-2%

Sales tons to outside customers:
Steel mills	4,676	4,804	-3%
Joist	99	135	-27%
Deck	81	99	-18%
Cold finished	99	117	-15%
Rebar fabrication products	238	279	-15%
Piling	98	101	-3%
Tubular products	208	275	-24%
Other steel products	142	135	5%
Raw materials	583	498	17%

	6,224	6,443	-3%

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months (13 Weeks) Ended
	March 30, 2024	April 1, 2023
Net sales	$8,137,083	$8,709,980

Costs, expenses and other:
Cost of products sold	6,613,903	6,711,778
Marketing, administrative and other expenses	345,395	389,895
Equity in (earnings) losses of unconsolidated affiliates	(9,769)	1,340
Interest (income) expense, net	(37,787)	10,183

	6,911,742	7,113,196

Earnings before income taxes and noncontrolling interests	1,225,341	1,596,784
Provision for income taxes	266,379	365,155

Net earnings before noncontrolling interests	958,962	1,231,629
Earnings attributable to noncontrolling interests	114,121	95,087

Net earnings attributable to Nucor stockholders	$844,841	$1,136,542

Net earnings per share:
Basic	$3.46	$4.47
Diluted	$3.46	$4.45
Average shares outstanding:
Basic	243,098	253,608
Diluted	243,497	254,397

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	March 30, 2024	Dec. 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$4,557,759	$6,383,298
Short-term investments	981,179	747,479
Accounts receivable, net	3,157,184	2,953,311
Inventories, net	5,589,675	5,577,758
Other current assets	356,882	724,012

Total current assets	14,642,679	16,385,858
Property, plant and equipment, net	11,456,683	11,049,767
Restricted cash and cash equivalents	46	3,494
Goodwill	3,956,062	3,968,847
Other intangible assets, net	3,049,070	3,108,015
Other assets	827,985	824,518

Total assets	$33,932,525	$35,340,499

LIABILITIES
Current liabilities:
Short-term debt	$130,002	$119,211
Current portion of long-term debt and finance lease obligations	73,890	74,102
Accounts payable	1,616,366	2,020,289
Salaries, wages and related accruals	686,186	1,326,390
Accrued expenses and other current liabilities	1,139,532	1,054,517

Total current liabilities	3,645,976	4,594,509
Long-term debt and finance lease obligations due after one year	6,647,560	6,648,873
Deferred credits and other liabilities	1,913,470	1,973,363

Total liabilities	12,207,006	13,216,745

Commitments and contingencies
EQUITY
Nucor stockholders’ equity:
Common stock	152,061	152,061
Additional paid-in capital	2,210,823	2,176,243
Retained earnings	29,476,087	28,762,045
Accumulated other comprehensive loss, net of income taxes	(177,440)	(162,072)
Treasury stock	(10,967,818)	(9,987,643)

Total Nucor stockholders’ equity	20,693,713	20,940,634
Noncontrolling interests	1,031,806	1,183,120

Total equity	21,725,519	22,123,754

Total liabilities and equity	$33,932,525	$35,340,499

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended
	March 30, 2024	April 1, 2023
Operating activities:
Net earnings before noncontrolling interests	$958,962	$1,231,629
Adjustments:
Depreciation	256,938	221,089
Amortization	58,683	58,769
Stock-based compensation	21,341	20,401
Deferred income taxes	(39,627)	(28,193)
Distributions from affiliates	7,241	17,394
Equity in (earnings)/losses of unconsolidated affiliates	(9,769)	1,340
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(207,682)	(67,505)
Inventories	(13,980)	(138,694)
Accounts payable	(392,403)	394,602
Federal income taxes	247,783	330,781
Salaries, wages and related accruals	(595,861)	(858,925)
Other operating activities	168,027	24,485

Cash provided by operating activities	459,653	1,207,173

Investing activities:
Capital expenditures	(670,340)	(531,733)
Investment in and advances to affiliates	(79)	—
Disposition of plant and equipment	4,439	2,276
Acquisitions (net of cash acquired)	991	—
Purchases of investments	(646,570)	(468,412)
Proceeds from the sale of investments	421,831	228,086

Cash used in investing activities	(889,728)	(769,783)

Financing activities:
Net change in short-term debt	10,791	(19,765)
Repayment of long-term debt	(2,500)	(2,500)
Proceeds from exercise of stock options	3,165	7,123
Payment of tax withholdings on certain stock-based compensation	(3,280)	(7,105)
Distributions to noncontrolling interests	(265,435)	(337,810)
Cash dividends	(133,568)	(130,525)
Acquisition of treasury stock	(1,001,300)	(425,820)
Other financing activities	(3,419)	(4,272)

Cash used in financing activities	(1,395,546)	(920,674)

Effect of exchange rate changes on cash	(3,366)	3,243

(Decrease) Increase in cash and cash equivalents and restricted cash and cash equivalents	(1,828,987)	(480,041)
Cash and cash equivalents and restricted cash and cash equivalents - beginning of year	6,386,792	4,361,220

Cash and cash equivalents and restricted cash and cash equivalents - end of three months	$4,557,805	$3,881,179

Non-cash investing activity:
Change in accrued plant and equipment purchases	$(10,880)	$(36,280)

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Reports Results for the First Quarter of 2024 (Continued)

Non-GAAP Financial Measures

Reconciliation of EBITDA (Unaudited)

(In thousands)

	Three Months (13 Weeks) Ended
	March 30, 2024	April 1, 2023
Net earnings before noncontrolling interests	$958,962	$1,231,629
Depreciation	256,938	221,089
Amortization	58,683	58,769
Interest (income) expense, net	(37,787)	10,183
Provision for income taxes	266,379	365,155

EBITDA	$1,503,175	$1,886,825

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com